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                          Blank Rome Comisky & McCauley
                                Counselors at Law
                             Four Penn Center Plaza
                      Philadelphia, Pennsylvania 19103-2599
                                  215-569-5500
                                Fax 215-569-5555


                                  July 2, 1997

NCO Group, Inc.
1740 Walton Road
Blue Bell, PA 19422-0987

         Re:  NCO Group, Inc.
              Registration Statement
              on Form S-1

Gentlemen:

         We have acted as counsel to NCO Group, Inc. (the "Company") in connection with the Registration Statements on Form S-1 (the "Registration Statements") being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to: (i) the offer and sale by the Company of 1,444,000 shares of Common Stock, no par value (the "Common Stock");(ii) the offer and sale by the Selling Shareholders named in the Registration Statement ("Selling Shareholders") of 1,056,000 shares of Common Stock; and (iii) the offer and sale by certain Selling Shareholders of up to 375,000 shares of Common Stock to be purchased at the option of the Underwriters to cover over-allotments, if any. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

         In rendering this opinion, we have examined only the following documents: (i) the Company's Amended and Restated Articles of Incorporation and Bylaws; (ii) the Company's 1995 Amended and Restated Stock Option Plan and the Company's 1996 Stock Option Plan (collectively, the "Plans") and options to purchase an aggregate of 50,320 shares of Common Stock (the "Stock Options") issued pursuant thereto to employees who are Selling Shareholders; (iii) a Warrant Agreement, dated July 28, 1995, by and between the Company and Mellon Bank, N.A. and Amendment dated September 5, 1996 (the "Warrant Agreement") and a Common Stock Purchase Warrant to purchase 175,531 shares of Common Stock (the "Warrant") issued to APT Holdings Corporation, a Selling Shareholder; (iv) the Company's $1.0 million Convertible Note dated September 1, 1996 convertible into 76,923 shares of Common Stock (the "Convertible Note") issued to Craig Costanzo, a Selling Shreholder; (v) resolutions adopted by the Board of Directors relating to the Stock Options, the Warrant Agreement and the Warrant, the Convertible Note and the Offering; (vi) the Company's minute book and stock records books since the date of incorporation of NCO Group, Inc.; and (vii) the


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NCO Group, Inc.
July 2, 1997
Page 2


Registration Statement. We have not performed any independent investigation other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures. This opinion is limited to the laws of the Commonwealth of Pennsylvania.

         Based upon and subject to the foregoing, we are of the opinion that:
(i) 1,444,000 shares of Common Stock which are being offered by the Company pursuant to the Registration Statements, when sold in the manner and for the consideration contemplated by the Registration Statements, will be legally issued, fully paid and non-assessable; (ii) 1,153,757 shares of Common Stock which are being offered by certain Selling Shareholders pursuant to the Registration Statements, other than the shares issuable pursuant to the Stock Options, the Warrant and the Convertible Note, are legally issued, fully paid and non-assessable; (iii) 50,320 shares of Common Stock which are being offered by certain Selling Shareholders pursuant to the Registration Statements upon the exercise of the Stock Options, when acquired by such Selling Shareholders upon exercise of the Stock Options in the manner contemplated by the Plans and the Stock Options, including payment of the applicable exercise price therefor, will be legally issued, fully paid and non-assessable; (iv) 150,000 shares of Common Stock which are being offered by APT Holdings Corporation pursuant to the Registration Statements upon the exercise of the Warrant, when acquired by such Selling Shareholder upon exercise of the Warrant in the manner contemplated by the Warrant Agreement and the Warrant, including payment of the applicable exercise price therefor, will be legally issued, fully paid and non-assessable; and (v) 76,923 shares of Common Stock which are being offered and sold by Craig Costanzo pursuant to the Registration Statements upon conversion of the Convertible Note, when acquired by such Selling Shareholder upon conversion of the Convertible Note in the manner contemplated by the Convertible Note, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statements and to the reference to our firm under the caption "Legal Matters" in the Prospectus, which is part of the Registration Statements.

                                                     Sincerely,




                                                  BLANK ROME COMISKY & McCAULEY